Exhibit 99.1

PGMI INC.
(Pink Sheets: PGMI)

FOR IMMEDIATE RELEASE
PGMI, Inc. Issues Shareholder Update

August 15, 2007 - Salt Lake City, UT - PGMI, Inc.- (Pink Sheets: PGMI) recently filed an 8K report with the SEC reporting a number of current events and corporate changes. Please see the filing on the SEC EDGAR website, http://www.sec.gov/edgar/searchedgar/companysearch.html .

In past three months PGMI has received the following resignations. On April 20, 2007, Corporate Dynamics, Inc. withdrew as the broker relations contact for PGMI. On April 23, 2007, Synergistic Connections, Inc. withdrew as the investor relations contact for PGMI. On April 26, 2007, Brian Weiss and Akira Oyake resigned as directors of the Company leaving Mark Buck as the sole remaining outside director. On April 30, 2007, Henry Miyano, consultant and the U.S. office contact for PGMI, resigned. On April 30, 2007, Akira Tanaka, the U.S. accountant for PGMI, resigned. In May, 2007, Tadaaki Miamoto resigned his consulting position with the Company.

On May 15, 2007, PGMI, Inc. missed its deadline to file the 10-QSB. On May 22, 2007, PGMI had an “e” appended to its trading symbol and on June 15, 2007 it was delisted to the Pink Sheets for failure to file its 10QSB.

On May 03, 2007, with the approval of a majority of the outstanding common shares of PGMI, Mark Buck as the sole remaining outside director filed a complaint with the Utah courts seeking the appointment of a receiver and custodian to take charge of the affairs of PGMI and protect the interests of the shareholders. On June 19, 2007, the Utah court appointed Mr. Michael Labertew, as receiver and custodian effective upon recording of the notice and the posting of a bond with the Utah Court. The recording and the posting of the bond was done on July 2, 2007.

The Receiver is currently reviewing the status of PGMI and formulating a plan to bring PGMI into regulatory compliance. As a result of the depressed share price, the company’s needs for funding, and the excess number of shares presently issued and outstanding, effective August 15, 2007, the Receiver and Mr. Buck will implement the 30:1 reverse stock split that was previously favorably voted on by the shareholders of PGMI in January, 2007, but was not consummated at that time due to a lack of a quorum of the common shareholders. The new CUSIP is 69341E 20 1. The Receiver is attempting to communicate with the inside directors of the company in Japan, to determine if they will continue to operate the company or if other management will be retained. Any questions should be emailed to Mark Buck at: mbuck428@aol.com . They will be referred to the appropriate individuals.